Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	605,200(3)	$15.075	$9,123,390	$92.70 per $1,000,000	$845.74
Total Offering Amounts					$9,123,390		$845.74
Total Fee Offsets							—
Net Fee Due							$845.74

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Chicago Atlantic Real Estate Finance, Inc. (the “Registrant”) that may be issued under the Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Global Market, on July 7, 2022.

(3)	Represents shares of Common Stock of the Registrant reserved for issuance under the Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan.